UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 27, 2005

ENTRÉE GOLD INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation)

000-50982

(Commission File Number)

N/A

(IRS Employer Identification No.)

Suite 1201 - 1166 Alberni Street, Vancouver, BC V6E 3Z3

(Address of principal executive offices and Zip Code)

604.687.4777

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On June 27, 2005, Ivanhoe Mines Ltd. exercised 4.6 million share purchase warrants originally acquired by it from our company in November, 2004, and received 4.6 million of our common shares at an exercise price of CDN$1.10 per share. There were no underwriting discounts or commissions.

These common shares of our company were issued to a non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction and we relied on the exemption from registration provided for in Regulation S, promulgated under the Securities Act of 1933, as amended.

Item 7.01	Regulation FD Disclosure

Under its November 2004 equity participation and earn-in agreement with our company, Ivanhoe Mines has a pre-emptive right to participate in any certain equity financings by us as will enable it to maintain its percentage shareholdings in our company. Ivanhoe Mines has advised our company that it will exercise its pre-emptive right to participate in the $2.20 unit private placement with Kennecott Canada Exploration Inc., a wholly-owned subsidiary of Rio Tinto plc, which we previously announced on June 20, 2005.

On June 28, 2005, we issued a news release announcing that visually strong copper mineralization has been encountered in hole EGD016C. This hole is located on Copper Flats, approximately 225m northeast of holes EGD006/006A, midway between previously reported holes EGD006/006A and EGD008. These holes, in combination with several infill holes currently in progress, appear to define a continuous north-northeast trending zone of high-grade copper and gold mineralization.

Item 9.01. Financial Statements and Exhibits.

99.1	News Release dated June 27, 2005.
99.2	News Release dated June 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRÉE GOLD INC.

/s/ James Harris

By: James Harris, Director

Date: June 28, 2005